                        Exhibit 10.1

February 10, 2026

Joseph Del Preto

Dear Mr. Del Preto,

On behalf of SPS Commerce, I am pleased to offer you employment as Executive Vice President, Chief Financial Officer reporting to me, the Chief Executive Officer. The purpose of this letter is to set forth the terms of our offer. Your anticipated start date is March 16, 2026.

Compensation

We are pleased to offer you an annualized compensation package valued at $4,631,250.The components will be as follows:

Annualized Base Salary	$475,000
Annualized Target MIP (75% of Base Salary)	$356,250
Annualized Equity Grant	$3,800,000
Annualized At-Plan Total Comp	$4,631,250

Incentive Plan

You will be eligible to participate in our Management Incentive Plan (MIP) for fiscal year 2026. The plan is based on SPS Commerce revenue and Adjusted EBITDA targets; a copy of the plan will be shared with you annually. Your 2026 target is $356,250 and any eligible amount payable will be paid in 2027 pursuant to the plan document.

Your first annual bonus target will be pro-rated based on your start date and any eligible amount payable will be paid the following year, pursuant to the plan document.

Annual Equity

For Executive Vice Presidents, SPS Commerce currently grants 50% of its equity awards in the form of performance stock units (PSUs) and 50% of its equity awards in the form of restricted stock units (RSUs) that are settled in shares of common stock.

Subject to the approval of the Board’s Compensation & Talent Committee, you are expected to be granted a 2026 annual equity award of restricted stock units (RSUs) with a value of $1,900,000, to be granted on the fifth business day following SPS Commerce’s release of financial results for the quarter ending March 31, 2026, with the number of RSUs to be determined by dividing the value by the closing stock price on the RSU grant date. Provided you remain employed by SPS Commerce, the RSU award will generally vest as to 25% of the shares subject to the award annually, for four years, on the anniversary of your first date of employment. The actual terms and vesting of your RSUs, when granted, will be set forth in the Restricted Stock Unit Agreement between you and SPS Commerce.

Subject to the approval of the Board’s Compensation & Talent Committee, you are also expected to be granted an award of performance stock units (PSUs) with a target value of $1,900,000, to be granted on the fifth business day following SPS Commerce’s release of financial results for the quarter ending March

31, 2026, with the number of PSUs to be determined by dividing the value by the closing stock on the PSU grant date. The PSU performance period is three years. The number of PSUs determined in accordance with the award agreement to have been earned as of the end of the applicable performance period will vest on the date the Board’s Compensation & Talent Committee certifies such performance results, which shall be no later than March 15th of the year following the end of the applicable performance period. The actual terms and vesting of your PSUs, when granted, will be set forth in the Performance Stock Unit Agreement between you and SPS Commerce.

One-Time Supplemental Equity Award

Subject to the approval of the Board’s Compensation & Talent Committee, you are expected to be granted a one-time supplemental equity award of RSUs with a value of $6,200,000, to be granted on the fifth business day following SPS Commerce’s release of financial results for the quarter ended March 31, 2026, with the number of RSUs to be determined by dividing the value by the closing stock price on the RSU grant date. Provided you remain employed by SPS Commerce, this RSU award will vest as to 25% of the shares subject to the award annually, for four years, on the anniversary of your first date of employment. The actual terms and vesting of your RSUs, when granted, will be set forth in the Restricted Stock Unit Agreement between you and SPS Commerce.

Benefits

You will be eligible for all normal benefits, in accordance with company policy, as outlined on the summary of benefits. You will be eligible for the Discretionary Time-Off (DTO) benefit which allows you to take time as you need it for personal, vacation and family time.

SPS Commerce will provide you with a monthly stipend for a mobile phone.

Work Location

We understand that your preference is to maintain your home in Illinois as your principal work location. Your business expenses for travel to and from SPS Commerce work locations, including our Minneapolis headquarters, will be subject to reimbursement under the Travel & Expense Reimbursement Policy.

Executive Management Team Severance Plan

The position being offered to you is eligible for the Executive Management Team Severance Plan.

Insider Trading

The position being offered to you qualifies as a Corporate Insider. Corporate insiders are subject to the Company’s insider trading policy which has been put in place to protect you and the Company from insider trading or allegations of insider trading. As a condition of your employment, prior to your start date you will be required to sign and return the Corporate Insider Acknowledgement Form.

At-Will Agreement

As a condition of your employment, you will be required to sign and return before you start working the At-Will/Confidentiality Agreement Regarding Certain Terms and Conditions of Employment at SPS Commerce, Inc. (referred to herein as At-Will Agreement).

The U.S. Immigration Reform & Control Act requires employers to verify employment eligibility of all new employees. We will, therefore, need to verify your legal work status upon your start date. This will include completing the Federal I-9 document, which may require you to physically present your authorized documents to an approved vendor near your home address.

Your employment is "at will" and any vehicle of communication, including but not limited to this letter, any other company policy, manual, any terms of probation, reviews, or verbal communication, should not be construed to create a contract for employment for any term or length of time.

Please indicate your acceptance of this employment offer by signing this letter. Feel free to contact me with any questions. We look forward to you joining SPS!

Sincerely,

/s/ Chad Collins
Chad Collins
Chief Executive Officer

The purpose of this letter is solely to notify you of the proposed salary and grants described above. The definitive terms of the grant will be set forth in definitive agreements that will be provided to you. The terms set forth in such definitive agreements will supersede the terms set forth in this letter in all respects and such definitive agreements will be the final and conclusive terms of your grant.

Joseph Del Preto
Compensation Summary

Start Date: March 16, 2026

FIRST YEAR COMPENSATION AT TARGET
Base Salary	$475,000
Annual Management Incentive Plan (MIP) Target	$356,250 (75% of Base Salary)
ANNUAL TOTAL CASH AT TARGET	$831,250
Annual Equity Target	$3,800,000	50% RSUs / 50% PSUs RSUs vest over 4 years; 25% vests each year PSU performance period = 3 years
ANNUAL TOTAL DIRECT COMPENSATION AT TARGET	$4,631,250
ADDITIONAL ONE-TIME CONSIDERATION
One-Time Equity Award	$6,200,00	100% RSUs RSUs vest over 4 years; 25% vests each year
TOTAL ONE-TIME CONSIDERATION	$6,200,000

BENEFITS
Standard SPS Benefits	Medical, Dental, Vision Short- and Long-Term Disability Life and AD&D Insurance 401(k) Employee Stock Purchase Program Discretionary Time Off $75 per month cell phone reimbursement
Additional Executive Benefits	The position being offered to you is eligible for the Executive Management Team Severance Plan